EXHIBIT 10.2
AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of February 28, 2012 (the “Agreement Date”) by and among TANGER PROPERTIES LIMITED PARTNERSHIP (the “Partnership”), a North Carolina limited partnership, TANGER FACTORY OUTLET CENTERS, INC. (the “Company”), a North Carolina corporation and STEVEN B. TANGER (the “Executive”).

RECITALS:

A. The Executive is the President and Chief Executive Officer of the Company and an executive employee of the Partnership under the terms of an Amended and Restated Employment Agreement dated as of December 29, 2008 between the Executive, the Partnership and the Company (the “Existing Employment Contract”).

B. The Company, the Partnership and the Executive intend to amend and restate the Existing Employment Contract in its entirety, as provided herein and effective as of January 1, 2012 (the “Effective Date”).

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1. Certain Definitions.

(a) “Annual Base Salary” is defined in Section 7(a).

(b) “Annual Bonus” is defined in Section 7(d).

(c) “Benefits” is defined in Section 7(b)(3).

(d) “Cause” For purposes of this Agreement, the Partnership or the Company shall have “Cause” to terminate the Executive's employment hereunder upon (i) the Executive causing material harm to the Company or the Partnership through a material act of dishonesty in the performance of his duties hereunder, (ii) his conviction of a felony involving moral turpitude, fraud or embezzlement, or (iii) his willful failure to perform his material duties under this Agreement (other than a failure due to disability) after written notice specifying the failure and a reasonable opportunity to cure (it being understood that if his failure to perform is not of a type requiring a single action to cure fully, that he may commence the cure promptly after such written notice and thereafter diligently prosecute such cure to completion).

(e) “Change of Control” shall mean (A) the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Company or the Partnership of more than 50% of its assets to a single purchaser or to a group of associated purchasers; (B) a merger, consolidation or similar transaction in which the Company or the Partnership does not survive as an independent, publicly owned corporation or the Company ceases to be the sole general partner of the Partnership; or (C) the acquisition of securities of the Company or the Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or a group of associated purchasers (other than the Executive or any of his lineal descendants, lineal ancestors or siblings) which results in their ownership of twenty-five (25%) percent or more of the number of Common Shares of the Company (treating any Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Partnership Units and Preferred Shares were converted into Common Shares; (D) a merger involving the Company if, immediately following the merger, the holders of the Company's shares immediately prior to the merger own less than fifty (50%) of the surviving company's outstanding shares having unlimited voting rights or less than fifty percent (50%) of the value of all of the surviving company's outstanding shares; or (E) a majority of the members of the Company's Board of Directors are replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(f) “Disability” shall mean the absence of the Executive from the Executive's duties to the Partnership and/or the Company on a full-time basis for a total of 16 consecutive weeks during any 12 month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Partnership or the Company and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

(g) “Contract Year” shall be a calendar year.

(h) “Good Reason”:  The Executive shall have Good Reason to resign from employment upon the occurrence of any of the following events:

(1) any material adverse change in the Exectuive's job titles, duties, responsibilities, perquisites granted hereunder, or authority without his consent, including no longer solely reporting directly to the Board of Directors of the Company;

(2) if the principal duties of the Executive are required to be performed at a location other than Greensboro, North Carolina without his consent;

(3) a material breach of this Agreement by the Partnership or Company, including without limitation, the failure to pay compensation or benefits when due hereunder; or

(4) if the Executive is removed, or is not re-elected, as a Director of the Company.

The Executive must provide to the Company written notice of his resignation (in accordance with Section 8(g)) within ten (10) days following the occurrence of the event or events constituting Good Reason and the Company shall have a period of thirty (30) days following its receipt of such notice (the “Cure Period”) in which to cure such event or events. If the Company does not cure the event or events constituting the basis for Good Reason by the end of the Cure Period, the Executive may resign from employment within seven (7) days immediately following the last day of the Cure Period. A resignation or other voluntary termination of employment by the Executive that does not comply with the requirements of this Section 1(h) shall not constitute termination for Good Reason.

(i) “Contract Term” is defined in Section 2(b).

(j) “Related Entities” is defined in Section 4(a).

(k) “Restricted Period” is defined in Section 4(a).

(l) “Section 409A” shall mean, collectively, Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the date of this amendment and restatement.

2. Employment.

(a) The Partnership and the Company shall continue to employ the Executive and the Executive shall remain in the employ of the Partnership and the Company during the Contract Term (as defined in subsection (b) below) in the positions set forth in Section 3 and upon the other terms and conditions herein provided, unless the Executive's employment is terminated earlier as provided in Section 8 hereof.

(b) The Contract Term shall begin on the Effective Date and shall end on January 1, 2017.

3. Position and Duties.

(a) During the Executive's employment hereunder, he shall serve as:

(1) the President and Chief Executive Officer of the Company and shall have such duties, functions, responsibilities and authority as are consistent with the Executive's position as the senior executive officer in charge of the general management, business and affairs of the Company and its properties (and the Partnership, through the Company's capacity as general partner of the Partnership), and

(2) if elected or appointed thereto, as a Director of the Company.

(b) Upon obtaining the prior approval of the Board of Directors of the Company, the Executive may serve on corporate, civic or charitable boards, provided that such activities do not individually or in the aggregate interfere with the performance of his duties under this Agreement.

4. Non-Competition; Confidential Information; Non-Solicitation and Return of Company Property.

(a) Non-Competition. While the Executive is employed and for a period of 24 months following the date of termination of his employment for any reason including non-renewal or non-extension of the Contract Term (the “Restricted Period”), the Executive shall be prohibited from engaging in Competition with the Company, the Partnership, their subsidiaries and other entities under common control with the Company and the Partnership (collectively, the “Related Entities”). The term “Competition” for purposes of this Agreement shall mean the Executive's management, development or construction of any factory outlet centers or competing retail commercial property outside the Company and the Related Entities or any other active or passive investment in property connected with a factory outlet center or a competing retail commercial property outside the Company and the Related Entities, with the exception of ownership of up to 1% of any class of securities of any publicly traded company.

Provided however, for any period following the termination of the Executive's employment, the Executive shall be considered as engaging in “Competition” prohibited by this subsection (a) only if the Executive engages in the prohibited activities with respect to a property that is within a fifty (50) mile radius of the site of any commercial property owned, leased or operated by the Company and/or the Related Entities on the date the Executive's employment terminated or with respect to a property that is within a fifty (50) mile radius of any commercial property which the Company and/or the Related Entities actively negotiated to acquire, lease or operate within the six (6) month period ending on the date of the termination of the Executive's employment.

(b) Confidential Information. The Executive acknowledges that he has had and will have access to confidential information (including, but not limited to, current and prospective confidential know-how, specialized training, customer lists, marketing plans, business plans, financial and pricing information, and information regarding acquisitions, mergers and/or joint ventures) concerning the business, customers, clients, contacts, prospects, and assets of the Company and the Related Entities that is unique, valuable and not generally known outside the Company and/or the Related Entities, and which was obtained from the Company or which was learned as a result of the performance of services by the Executive on behalf of the Company and/or the Related Entities (“Confidential Information”). The Executive will not, at any time, directly or indirectly use, divulge, furnish or make accessible to any person any Confidential Information, but instead will keep all Confidential Information strictly and absolutely confidential; provided, however, that this provision shall not prevent the Executive from using his general business skill and knowledge in his future employment to the extent such skill and knowledge is not specifically related to the business of Company and its affiliates and is not used in Competition (as defined above), or otherwise prohibited under this Section 4. The Executive will deliver promptly to the Company, at the termination of his employment or at any other time at the Company's request, without retaining any copies (other than Executive Records, as defined below), all documents and other materials in his possession relating, directly or indirectly, to any Confidential Information. For purposes of this Agreement, “Executive Records” shall mean any written or electronic records of the Executive's business and personal contacts.

(c) Non-Solicitation of Employees. During the Restricted Period, the Executive shall not, without the prior written consent of the Company, directly or indirectly, hire or recruit or solicit the employment or services of (whether as an employee, officer, director, agent, consultant or independent contractor), any employee, officer, director, full-time consultant or independent contractor of the Company or the Related Entities (except in the course of his duties under this Agreement).

(d) Non-Solicitation of Business Partners. During the Restricted Period, the Executive shall not, without the prior written consent of the Company, directly or indirectly, solicit or encourage, or attempt to solicit or encourage, any customers, suppliers, licensees, agents, consultants or independent contractors or other business partners or business affiliates of the Company or the Related Entities (collectively, “Business Partners”), to cease doing business with or modify their business relationship with the Company or the Related Entities, or in any way intentionally interfere with the relationship between any such Business Partner and the Company or the Related Entities (regardless of who initiates the contact).

(e) Return of Company Property/Passwords. The Executive hereby expressly covenants and agrees that following termination of the Executive's employment with the Company for any reason or at any time upon the Company's request, the Executive will promptly return to the Company all property of the Company in his possession or control (whether maintained at his office, home or elsewhere), including, without limitation, all Company passwords, credit cards, keys, beepers, laptop computers, cell phones and all copies of all management studies, business or strategic plans, budgets, notebooks and other printed, typed or written materials, documents, diaries, calendars and data of or relating to the Company or its personnel or affairs, in whatever media maintained; provided, that, the Executive shall be permitted to retain Executive Records.

(f) Remedies for Breach. The Executive covenants that a breach of this Section 4 would immediately and irreparably harm the Company and the Related Entities and that a remedy at law would be inadequate to compensate the Company and the Related Entities for their losses by reason of such breach and therefore that the Company and/or the Related Entities shall, in addition to any other rights and remedies available under this Agreement, at law or otherwise, be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining the Executive from committing any violation of this Section 4, and the Executive hereby consents to the issuance of such injunction.

5. [Reserved].

6. Place of Employment.

During his employment hereunder, the Executive shall be based at the Partnership's and the Company's principal executive offices located in Greensboro, North Carolina.

7. Compensation and Related Matters.

During the Executive's employment hereunder, the Executive shall be paid the compensation and shall be provided with the benefits described below:

(a) Annual Base Salary.  The Executive's annual base compensation (“Annual Base Salary”) payable for the Contract Year ending December 31, 2012 shall be $800,000.  The amount of Annual Base Salary payable to the Executive for each Contract Year thereafter shall be an amount determined by the Board of Directors of the Company in its discretion (in its capacity as general partner and in its own behalf), but shall not be less than the Executive's Annual Base Salary for the prior Contract Year unless the Executive consents to such a reduction.

(b) Benefits.  The Executive shall be entitled to the following:

(1) receive stock options (incentive or nonqualified) under the Company's Stock Option Plan and the Partnership's Unit Option Plan;

(2) participate in the Partnership's 401(k) Savings Plan, and

(3) participate in or receive benefits under any employee benefit plan or other arrangement made available by the Partnership or the Company to any of its employees (collectively “Benefits”), on terms at least as favorable as those on which any other employee of the Partnership or the Company shall participate; provided, however, that the Executive shall be entitled to four weeks of paid vacation during each Contract Year, exclusive of Partnership holidays.

(c) Automobile.  In addition to the other compensation and benefits described in this Section 7, the Executive shall be entitled to receive a fixed monthly automobile allowance of $800, payable at the same times that Base Salary is payable hereunder.  The allowance shall be in lieu of reimbursement by the Company of any expense incurred by Executive to purchase or lease a vehicle that will be available for use by the Executive on Company business.  The Executive shall not be required to provide the Company with supporting documentation to substantiate any such expenses and the allowance shall be payable whether or not the Executive actually incurs such automobile expenses in the amount of the allowance.  The Executive shall be responsible for the expenses of leasing or purchasing an automobile which are in excess of the allowance provided hereunder.

(d) Annual Bonus.  As additional compensation for services rendered, the Executive shall receive such bonus or bonuses as the Company's Board of Directors may from time to time approve in its discretion, including, without limitation, awards under the Company's Incentive Award Plan; provided that any Annual Bonus shall be payable on or prior to the fifteenth (15th) day of the third (3rd) calendar month following the end of the calendar year with respect to which such Annual Bonus relates.

(e) Expenses.  Subject to Section 23(b)(5), the Partnership and the Company shall promptly reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of his duties to the Partnership and the Company, respectively hereunder.

(f) Payment of Compensation.  For each Contract Year or portion thereof covered by this Agreement, the Company shall be liable for the percentage described below (the “Company Percentage”) of the cost of the Executive's Annual Base Salary, and for any awards granted by the Company to the Executive pursuant to the Incentive Award Plan of the Company and the Partnership (the “Incentive Award Plan”), and the Partnership shall be liable for the remainder of the cost of the Executive's total compensation (including any awards granted by the Partnership pursuant to the Incentive Award Plan). The Company Percentage for each Contract Year shall be determined by the Board of Directors of the Company (in its capacity as sole owner of the general partner and in its own behalf), excluding the Executive, as the reasonable allocation of the benefits for the Executive's services.

(g) Special Stock Incentive Awards. The Executive shall receive, as additional consideration for entering into this Agreement, the following stock incentive awards. These awards shall be granted to the Executive within fifteen (15) days following the Agreement Date:

(1) 45,000 shares of Company common stock that are fully vested (i.e., nonforfeitable and transferable) as of the date on which they are transferred to the Executive.

(2) 90,000 shares of restricted Company common stock that will become vested in equal annual installments on the first through fifth anniversaries of the Effective Date (each, an “Anniversary Date”) if the Executive remains in continuous employment to each such Anniversary Date; provided, however, that any unvested portion of this award shall become fully vested if the Executive's employment terminates due to his death or Disability, he resigns for Good Reason, the Company terminates his employment other than for Cause or if the Company experiences a Change of Control during the Executive's employment. Dividends paid with respect to unvested shares under this award shall be paid to the Executive at the same time and in the same manner as dividends are paid to other holders of Company common stock.

(3) 90,000 shares of restricted Company common stock that will become vested in equal installments on the 90th day following the end of each of the five Contract Years during the Contract Term (each, a

“Performance Year”) if (A) the Executive remains in continuous employment to the last day of the Performance Year and (B) the Company's total shareholder return for such Performance Year was 8% or more. For this purpose, “total shareholder return” shall be determined by (i) subtracting the market price of the Company's common stock on the first day of the Performance Year (the “initial stock price”) from the market price of the Company's common stock on the last day of the Performance Year, (ii) adding the dividends paid with respect to a share of Company common stock during the Performance Year and (iii) dividing the sum by the initial stock price. If any portion of the award remains unvested after the end of the fifth Performance Year, the unvested portion of this award shall become fully vested if (A) the Executive has remained in continuous employment to the last day of such Performance Year and (B) the Company's cumulative total shareholder return for the five Performance Years was 40% or more. Notwithstanding the forgoing, any unvested portion of this award shall become fully vested if the Executive's employment terminates due to his death or Disability or if the Company experiences a Change of Control during the Executive's employment. Dividends paid with respect to unvested shares under this award shall accumulate (without interest) and shall be paid to the Executive only if such shares become vested. Payment of the accumulated dividends shall be shall be made in a single lump sum within thirty (30) days after the date on which the shares to which such dividends relate become vested.

8. Termination.

The Executive's employment hereunder may be terminated prior to the end of the Contract Term by the Partnership, the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a) Death.  The Executive's employment hereunder shall automatically terminate upon his death.

(b) Disability.  If the Disability of the Executive has occurred during the Contract Term, the Partnership or the Company, respectively, may give the Executive written notice in accordance with Section 8(g) of its intention to terminate the Executive's employment.  In such event, the Executive's employment with the Partnership and the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties.

(c) Cause.  The Partnership or the Company may terminate the Executive's employment hereunder for Cause.

(d) Good Reason.  The Executive may resign from his employment for Good Reason.

(e) Without Cause.  The Partnership or the Company may terminate the Executive's employment hereunder without Cause upon 30 days notice.

(f) Resignation without Good Reason.  The Executive may resign his employment without Good Reason upon 30 days written notice to the Partnership and the Company.

(g) Notice of Termination.  Any termination of the Executive's employment hereunder by the Partnership, the Company or the Executive (other than by reason of the Executive's death) shall be communicated by a notice of termination to the other parties hereto.  For purposes of this Agreement, a “notice of termination” shall mean a written notice which (i) indicates the specific termination provision in the Agreement relied upon, (ii) sets forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision indicated and (iii) specifies the effective date of the termination.

9. Severance Benefits.

(a) Termination without Cause or for Good Reason:  Subject to Section 23(b), if prior to the expiration of the Contract Term the Executive's employment is terminated (i) by the Company or the Partnership other than for Cause (as defined above) or (ii) by the Executive's resignation for Good Reason (as defined above), the Executive shall be entitled to receive a lump sum cash payment (the “Severance Payment”) provided that the Executive has executed and delivered to the Company (no later than the 50th day following the date on which his employment terminated) and has not revoked, a general release of the Company and its affiliates in the form attached hereto as Exhibit A and the Executive is in compliance with the requirements of Section 4. The Severance Payment shall be paid on the sixtieth (60th) day following the date on which the Executive's employment terminated (or such later date as may be required by Section 23(b)). The Severance Payment shall be equal to 300% of the sum of (A) the Executive's Annual Base Salary and (B) his Deemed Annual Bonus for the Contract Year in which the termination occurs.  In addition, subject to Section 23(b), the Partnership and the Company shall continue to provide all Benefits to the Executive under this Agreement for each Contract Year through the end of the Contract Term.  For these purposes, the Executive's “Deemed Annual Bonus for the Contract Year” shall be the greater of (i) the Annual Bonus earned by the Executive with respect to the calendar year immediately preceding the Contract Year in which the Executive's employment terminates, or (ii) the average of the Annual Bonuses (if any) earned by the Executive with respect to the three calendar years immediately preceding the Contract Year in which the Executive's employment terminates.

(b) Termination by Death or Disability.  Subject to Section 23(b), upon the termination of the Executive's employment by reason of his death or Disability, the Company shall pay to the Executive or to the personal representatives of his estate (i) within thirty (30) days after the termination, a lump-sum amount equal to the amount of Annual Base Salary that would have been due through the end of the Contract Term assuming no early termination had occurred and assuming no increases or decreases in Annual Base Salary and (ii) on or before the day on which the Executive's Annual Bonus for the Contract Year in which the termination occurs would have been payable if the termination had not occurred, an amount equal to the Annual Bonus the Executive would have received for that Contract Year if the termination had not occurred multiplied by a fraction the numerator of which is the number of days in that Contract Year before the date of termination and the denominator of which is 365.  This subsection 9(b) shall not limit the entitlement of the Executive, his estate or beneficiaries to any disability or other benefits then available to the Executive under any life, disability insurance or other benefit plan or policy which is maintained by the Partnership or the Company for the Executive's benefit.

(c) Termination for Cause or Without Good Reason.  If the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to all Annual Base Salary and all Benefits accrued through the date of termination, to any accrued but unpaid Annual Bonus for a Contract Year prior to the Contract Year in which the Executive's employment was terminated, any vested and earned but unpaid awards under the Company's stock incentive plans and other stock or incentive awards. Such accrued compensation shall be paid in accordance with the Company's ordinary payment practices and, in any event, on or prior to the fifteenth (15th) day of the third (3rd) calendar month following the end of the calendar year in which the date of termination occurs.

(d) Assignment of Life Insurance.  Upon any termination of the Executive's employment hereunder, the Partnership and the Company shall, at Executive's option (exercisable at any time during the period commencing upon the termination of his employment and ending 90 days thereafter), transfer the life insurance policy described in such Section 11(b) to Executive, for no consideration.  In addition, notwithstanding any provision of the Partnership's Executive Deferred Compensation Plan to the contrary but subject to Section 23(b), all amounts in the Executive's account under such Plan (if there is such a Plan) shall be immediately payable to him.

(e) Survival.  Neither the termination of the Executive's employment hereunder nor the expiration of the Contract Term shall impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such termination or expiration. The obligations of Section 4 shall, to the extent provided in Section 4, survive the termination or expiration of the Executive's employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.

(f) Mitigation of Damages.  In the event of any termination of the Executive's employment by the Partnership or the Company, the Executive shall not be required to seek other employment to mitigate damages, and any income earned by the Executive from other employment or self-employment shall not be offset against any obligations of the Partnership or the Company to the Executive under this Agreement.

10. Limitation on Severance Benefits.

(a) Notwithstanding any other provision of this Agreement, and except as provided in paragraph 10(b) below, payments and benefits to which Executive would otherwise be entitled under the provisions of this Agreement will be reduced (or the Executive shall make reimbursement of amounts previously paid) to the extent necessary to prevent the Executive from having any liability for the federal excise tax levied on certain “excess parachute payments” under section 4999 of the Internal Revenue Code as it exists as of the date of this Agreement.

(b) The Company may determine the amount (if any) of reduction for each payment or benefit that the Executive would otherwise be entitled to receive.  The extent to which the payments or benefits to the Executive are to be reduced pursuant to paragraph 10(a) will be determined by the accounting firm servicing the Company on the date that the Executive's employment is terminated.  The Company shall pay the cost of such determination.

(c) If the final determination of any reduction in any benefit or payment pursuant to this Section has not been made at the time that the Executive is entitled to receive such benefit or payment, the Company shall pay or provide an estimated amount based on a recommendation by the accounting firm making the determination under subparagraph 10(b).  When the final determination is made, the Company shall pay the Executive any additional amounts that may be due (which payment shall be made in the same calendar year in which the final determination is made), or the Executive shall reimburse the Company for any estimated amounts paid to the Executive that were in excess of the amount payable hereunder.

11. Insurance.

(a) Officers and Directors Fiduciary Liability Insurance:  During the Executive's employment hereunder, the Company shall maintain, at its expense, officers and directors fiduciary liability insurance that would cover the Executive in an amount of no less than $3 million per year.

(b) Term Life Insurance:  During the Executive's employment hereunder and for a period of ninety (90) days thereafter, the Company shall maintain in force a term life insurance policy on the Executive in the face amount of $5 million.  If the Executive's employment is terminated prior to the expiration of the Contract Term (other than by reason of the Executive's death, a termination by the Company for Cause or a termination by the Executive without Good Reason), the Company shall pay, prior to the expiration of the ninety (90) period described in the preceding sentence, either to the Executive or, on behalf of the Executive, to the issuer(s) of such life insurance policy(ies), an amount sufficient to pay the premiums to maintain such policy(ies) in force for the remainder of the Contract Term.

The Company shall be liable for the Company Percentage (as described in Section 7(f)) of the annual premium for such term life insurance policy and the Partnership shall be liable for the remainder of such premium.  The beneficiary of such insurance shall be designated, from time to time, by the Executive in his sole and absolute discretion.

12. Disputes and Indemnification.

(a) Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, at the election and upon written demand of any party to this Agreement, be finally determined and settled by arbitration in the City of Greensboro, North Carolina in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.

(b) The Partnership and/or the Company shall promptly pay pursuant to Section 7(e) as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Partnership, the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement.

(c) The Company and the Partnership agree that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or the Partnership or is or was serving at the request of the Company or the Partnership as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company and the Partnership to the fullest extent legally permitted, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgements, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, officer, member, employee or agent of the Company or the Partnership or other entity and shall inure to the benefit of Executive's heirs, executors and administrators.  The Company and/or the Partnership shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by them of a written request for such advance.  Such request shall include an undertaking by the Executive to repay the amount of such advance, without interest, if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

13. Binding on Successors.

This Agreement shall be binding upon and inure to the benefit of the Partnership, the Company, the Executive and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

14. Governing Law.

This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of North Carolina, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

15. Validity.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16. Notices.

Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

(a)	If to the Partnership, to:
Tanger Properties Limited Partnership
P.O. Box 10889
3200 Northline Avenue, Suite 360
Greensboro, NC 27404
Attn:  General Counsel

(b)	If to the Company, to:
Tanger Factory Outlets Centers, Inc.
P.O. Box 10889
3200 Northline Avenue, Suite 360
Greensboro, NC 27404
Attn:  General Counsel

(c)	If to the Executive, to:
Mr. Steven B. Tanger
50 South Point Drive
Apt. 2802
North Miami Beach, FL 33139

or at any other address as any party shall have specified by notice in writing to the other parties.

17. Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

18. Entire Agreement.

The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Partnership and the Company and may not be contradicted by evidence of any prior or contemporaneous agreement.  The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. This Agreement terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement, including, without limitation, the Existing Employment Contract.

19. Amendments; Waivers.

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive, a member of the Partnership and a disinterested director of the Company.  By an instrument in writing similarly executed, the Executive or the Company and the Partnership may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

20. No Effect on Other Contractual Rights.

Notwithstanding Section 8, the provisions of this Agreement, and any other payment provided for hereunder, shall not reduce any amounts otherwise payable to the Executive under any other agreement between the Executive and the Partnership and the Company, or in any way diminish the Executive's rights under any employee benefit plan, program or arrangement of the Partnership or the Company to which he may be entitled as an employee of the Partnership or the Company.

21. No Inconsistent Actions.

The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

22. Legal Fees.

The Company and/or the Partnership agree to pay all legal fees and expenses incurred by the Executive in negotiating this Agreement promptly upon receipt of appropriate statements therefor.

23. Section 409A.

(a) The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with Section 409A.  Notwithstanding any  provision of this Agreement to the contrary, in the event that the Company and/or the Partnership determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A, the Company and/or the Partnership may adopt (without any obligation to do so or to indemnify the Executive for failure to do so) such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company and/or the Partnership reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A; provided, however, that before the Company and/or the Partnership adopts any such amendment to this Agreement or policy (excluding for this purpose a policy that applies generally to plans or arrangements in addition to this Agreement), the Company and/or the Partnership will provide notice to the Executive reasonably in advance of adopting the amendment or policy of the need and appropriateness of such amendment or policy. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company and/or the Partnership or any of their respective affiliates, employees or agents.

(b) Separation from Service under 409A.  Notwithstanding any provision to the contrary in this Agreement:

(1)    No amount shall be payable pursuant to Sections 9(a) or (b) unless the termination of the Executive's employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations with respect to both the Company and the Partnership; and

(2)    If the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement (any such delayed commencement, a “Payment Delay”) of any portion of the termination benefits to which the Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded pursuant to Section 9 and Section 11, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive's termination benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive's “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A of the Code) or (B) the date of the Executive's death.  Upon the earlier of such dates (the “Delayed Payment Date”), all payments deferred pursuant to this Section 23(b)(2) shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. Any payment subject to the Payment Delay shall be credited with interest for the period during which such payment is delayed pursuant to the Payment Delay at a rate equal to the then current borrowing rate on the Company's unsecured line of credit that is used for daily cash management by the Company as in effect on the date of the Executive's “separation from service” (the “Daily Cash Rate”) and, to the extent any payment subject to the Payment Delay is not paid on the Delayed Payment Date, such payment shall be credited with interest at a rate equal two times the Daily Cash Rate for the period commencing with the day after the Delayed Payment Date and ending on the date such payment is made (unless such non-payment is required by applicable law, rule or regulation, in which case such payment shall continue to be credited with interest at the Daily Cash Rate); and

(3)    The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); and

(4)    For purposes of Section 409A of the Code, the Executive's right to receive installment payments shall be treated as a right to receive a series of separate and distinct payments; and

(5)    The reimbursement of any expense under Section 7 or Section 9 shall be made no later than December 31 of the year following the year in which the expense was incurred.  The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.  The amount of any Benefits provided in one year shall not affect the amount of Benefits provided in any other year.

24. Disparagement.

From the Effective Date forward, the Executive shall not make, and shall not cause or direct any person or entity to make, any disparaging or untrue comments or statements, whether written or oral, about the Company or any Related Entity (or any shareholder, member, director, manager or officer thereof). From the Effective Date forward, the Company and any Related Entity shall not make, and shall not cause or direct any person or entity to make, any disparaging or untrue comments or statements, whether written or oral, about Executive. “Disparaging” comments or statements include such comments or statements which discredit, ridicule, or defame any person or entity or place such person or entity in a negative light or impair the reputation, goodwill or commercial interest thereof.

25. Non-Renewal of Contract Term.

If the Company does not notify the Executive within ninety (90) days prior to the last day of the Contract Term that the Company desires to extend the Contract Term, the Executive's employment shall automatically terminate immediately following the last day of the Contract Term. In addition, the following shall occur:

(a) The Executive shall be retained to provide consulting services to the Company for a period of one year following the end of the Contract Term (the “Consulting Period”) and shall continue to receive his Annual Base Salary during the Consulting Period as compensation for his consulting services.

(b) All Company stock incentive awards held by the Executive on the last day of the Contract Term that are not performance-based shall become fully vested on the last day of the Contract Term. For this purpose, a stock incentive award is “performance-based” if vesting or payment of an amount under the award is subject, either in whole or in part, on attainment of objective or subjective measures of corporate or individual performance.

(c) All accrued and unvested dividends with respect to the stock incentive awards described in Section 7(g)(3) shall become fully vested on the last day of the Contract Term and shall be paid in a single lump sum payment within thirty (30) days thereafter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

EXECUTIVE

/s/ Steven B. Tanger
Steven B. Tanger

TANGER FACTORY OUTLET CENTERS, INC., a North Carolina Corporation

By:	/s/ Bridget Ryan Berman
Bridget Ryan Berman
Chairperson, Compensation Committee of the Board of Directors

TANGER PROPERTIES LIMITED PARTNERSHIP a North Carolina Limited Partnership
By:    TANGER GP TRUST, its sole General Partner

By:    /s/ Frank C. Marchisello, Jr.
Frank C. Marchisello, Jr.
Vice President and Treasurer

The Partnership and the Company hereby jointly and severally guarantee to the Executive the prompt payment in full of the compensation owed hereunder by the other.

TANGER FACTORY OUTLET CENTERS, INC., a North Carolina Corporation

By:	/s/ Frank C. Marchisello, Jr.
Frank C. Marchisello, Jr.
Executive Vice President, Chief Financial Officer and Secretary

TANGER PROPERTIES LIMITED
By:    TANGER GP TRUST, its sole General Partner

By:    /s/ Frank C. Marchisello, Jr.
Frank C. Marchisello, Jr.
Vice President and Treasurer

Exhibit A

RELEASE AGREEMENT

In exchange for Tanger Properties Limited Partnership (the “Partnership”) and Tanger Factory Outlet Centers, Inc. (the “Company”), agreeing to pay me the Severance Amount pursuant to the terms and conditions in Section 9(a) of my Amended and Restated Employment Agreement with the Company dated February 28, 2012 (the “Employment Agreement”), I agree to the terms of this Release Agreement (the “Release”). Each capitalized term used but not defined herein shall have the meaning set forth in the Employment Agreement.
1.Release.
(a)I hereby generally and completely release, to the fullest extent permitted by applicable law, the Partnership, the Company and each of their respective current and former subsidiaries, directors, officers, employees, shareholders, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”), from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This general release includes, to the fullest extent permitted by law, but is not limited to: (i) all claims arising out of or in any way related to my employment with the Partnership, the Company, or any of their affiliates; (ii) all claims related to my compensation or benefits from the Partnership, the Company, or any of their affiliates, including wages, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests; (iii) all claims for breach of contract and breach of any implied covenant of good faith and fair dealing; (iv) all tort claims, including without limitation claims for fraud, defamation, and emotional distress; and (v) all federal, state, and local statutory claims, including without limitation claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions, the Employee Retirement Income Security Act of 1974 (as amended), the Uniformed Services Employment and Reemployment Rights Act (“USERRA”) and any other laws related to veteran status, and the Family and Medical Leave Act of 1993 (“FMLA”) and any similar laws in other jurisdictions; provided, however, that this Release does not waive, release or otherwise discharge any claim or cause of action arising after the date I sign this Agreement.
(b)I also agree not to become a member of any class in a case in which claims are asserted against any of the Released Parties based on events which occurred prior to me signing this Release. If, without my prior knowledge and consent, I am made a member of a class in any such proceeding, I agree to opt out of the class as soon as possible.
(c)This Release includes a release of claims of discrimination or retaliation on the basis of workers' compensation status, but it does not include workers' compensation claims. However, I hereby affirm that I have no known work related injuries or occupational diseases as of the date I sign this Release that have not been previously reported to the Company in writing.
(d)This Release does not limit any right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local fair employment practices agency. I waive, however, any right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on my behalf.
(e)I acknowledge and represent that I have not suffered any unlawful discrimination, harassment, retaliation, or other unlawful treatment by any Released Party. I also acknowledge and represent that I have not been unlawfully denied any rights by any Released Party including, but not limited to, rights to a leave or reinstatement from a leave under the FMLA, USERRA, or any similar law of any jurisdiction. I also acknowledge and represent that I have been fully and properly paid for my work for the Partnership, the Company and their affiliates to date.
2.ADEA. I agree that I am voluntarily executing this Release. I acknowledge that I am knowingly and voluntarily waiving and releasing the rights I have under the ADEA, as amended by the Older Workers Benefit Protection Act of 1990, and that the consideration given for this Release is in addition to anything of value to which I was already entitled. Consistent with the ADEA, I further acknowledge that: (a) my waiver and release in this Release does not apply to any rights or claims that may arise after the date I sign this Release; (b) I have been advised to consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days from the date that I receive this Release to consider the release; (d) I have seven (7) calendar days after I sign this Release to revoke it (“Revocation Period”) by sending my revocation in writing to [____________________]; and (e) this Release will not be effective until I have signed it and returned it to [______________] (at the address provided in the previous subsection) and the Revocation Period has expired (the “Effective Date”).
3.Applicable Law and Forum. This Release shall be construed and enforced under and in accordance with the laws of the State of North Carolina, without regard to its conflict of rule principles. The parties agree that any appropriate state court located in Guilford County, North Carolina or federal court for the Middle District of North Carolina shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.
4.Entire Agreement. This Release and the Employment Agreement embody the entire and final agreement on the subject matter stated in this Release. No amendment or modification of this Release shall be valid or binding unless made in writing and signed by me and the Company. All prior understandings, representations, and agreements relating to the subject matter of this Release (other than the Employment Agreement) are hereby expressly terminated as of the Effective Date. Each provision in this Release is separate, distinct and severable from the other provisions of this Release and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision.
I UNDERSTAND THAT THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

_______________________________________        ____________________
Steven B. Tanger                         Date